EXHIBIT 10.04
Atmos Energy Marketing, LLC                                      BASE CONTRACT
11251 Northwest Freeway, Suite 400, Houston, TX 77092            FOR SALE AND PURCHASE OF NATURAL GAS

Date:		Contract No.:
Seller:	Atmos Energy Marketing, LLC	Buyer:	Delta Natural Gas Company Inc.
	381 Riverside Drive - Suite 120		3617 Lexington Road
	Franklin, TN37064		Winchester, KY 40391-9797
Attn:	Zachry H. Littrell	Attn:	Brian Ramsey
Phone:	615-595-2878	Phone:	(859) 744-6171 Ext. 158
Fax:	615-794-0947	Fax:	(859) 744-3623
Email:	Zac.littrell@atmosenergy.com	Email:	bramsey@deltagas.com
Payment Address: Bank of America		Invoice Address:
	Dallas, TX 75284-7311		Delta Natural Gas Company Inc.
	ABA #111 000 012		3617 Lexington Road
	Atmos Energy Marketing, LLC		Winchester, KY 40391-9797
Acct. #375 1561125
Choice of Law:                                              State of Texas
Special Provisions:

The General Terms and Conditions attached hereto are incorporated in this Base Contract and made a part hereof for all purposes. An reference to the Base Contract shall include the General Terms and Conditions.
SELLER:                                                                                                               BUYER:
Atmos Energy Marketing, LLC                                                                     Delta Natural Gas Company Inc.
By:  /s/ Rob Ellis                                                                                                            By:  /s/George S. Billings
Name: Rob Ellis                                                                                                             Name: George S. Billings
Title: Sr. Vice President                                                                                          Title: Mgr. – Gas Supply

GENERAL TERMS AND CONDITIONS (attached to and made a part of Base Contract)

1. PURPOSE AND PROCEDURES: This Base Contract is intended to facilitate transactions for the purchase and sale of gas on a Firm or Interruptible, basis. "Firm" shall mean that either party may interrupt its performance without liability only to the extent that such performance is prevented for reasons of Force Majeure. "Interruptible" shall mean that Seller may interrupt its performance at any time for any reason, whether or not caused by an event of Force Majeure, with no liability. "Transaction Confirmation" shall mean a document, similar to the form of Exhibit A, setting forth the terms of a transaction formed pursuant to this Paragraph 1 for a particular Delivery Period. The parties will use the following Transaction Confirmation procedure. Any gas purchase and sale transaction may be effectuated in a telephone conversation. Either party may record any telephone conversation between the parties for the purpose of documenting oral agreements for the purchase and sale of gas. Any agreement  for the purchase and sale of gas t hat is reached in a telephone conversation is legally binding if it is recorded by at least one party and the recording ("Recording") evidences that the parties agreed upon the Delivery Period, Delivery Points, Performance Obligation, Contract Price, and Contract Quantity. In the event Contract Quantity is stated on a monthly basis, then for purposes of Sections 2 and 3 where references are made to the amount of gas delivered on a certain day, then the monthly Contract Quantity amount shall be divided by the number of days in that month to determine a daily Contract Quantity. A Recording is a "signed writing" and satisfies any applicable statute of frauds as to both patties. Seller shall and Buyer may send a Transaction Confirmation to confirm any agreement for the purchase and sale of Gas that is reached in a telephone conversation regardless of whether or not it is recorded. A party may send a Transaction Confirmation by telephonic facsimile transmission, or other mutually agreeable electronic means. Any Transaction Confirmation must be sent to the other party by the close of business on the Business Day immediately following the date the agreement was reached. "Business Day" shall mean any day except Saturday, Sunday or Federal Reserve Bank holidays. Seller adopts its confirming letterhead, or the like, as its signature on any Transaction Confirmation as the identification and authentication of Seller. Any Transaction Confirmation that a party receives is legally binding as to that patty and satisfies any applicable statute of frauds as to that part unless the receiving party notifies the sending party by the Confirm Deadline of any misstatement in the Transaction Confirmation of the terms of the transaction. "Confirm Deadline" shall mean 5:00 p.m. Central Prevailing Time on the second Business Day following the Day a Transaction Confirmation is received and any Transaction Confirmation time stamped after 5:00 p.m. Central Prevailing Time, shall be deemed received at the opening of the next Business Day. If there are material differences between timely sent Transaction Confirmations governing the same transaction or a party sends a timely notice disputing the Transaction Confirmation governing a transaction, then none of the Transaction Confirmations is legally binding or satisfies the statute of frauds as to either party notwithstanding anything to the contrary. However, the fact that there is not a binding Transaction Confirmation shall not prevent the enforcement of any agreement for the purchase and sale of gas if there is a Recording. The entire

Agreement between the parties (the "Contract") consists of the provisions contained in and listed in order of priority: (i) any Recording; (ii) any binding Transaction Confirmation, (iii) this Base Contract. If there is any conflict among items (i), (ii) and (iii) in the immediately preceding sentence as to the Delivery Period. Delivery Points, Performance Obligation, Contract Price or Contract Quantity, then said items shall govern in the priority listed in the immediately preceding sentence. The parties agree that each party may electronically record all telephone conversations with respect to this Contract between their respective employees, without any special or further notice to the other patty. Each party shall obtain any necessary consent of its agents and employees to such recording. The parties agree not to contest the validity or enforceability of telephonic recordings entered into in accordance with the requirements of this Base Contract. If the Transaction Confirmation contains an;, provisions other than those relating to the commercial terms of the transaction (i.e., price, quantity, performance obligation, delivery point, period of delivery and/or transportation conditions), which modify or supplement this Base Contract (e.g., arbitration or additional representations and warranties), such provisions shall not be deemed to be accepted pursuant to this paragraph I but must be expressly agreed to by both parties in writing; provided that the foregoing shall not invalidate any transaction agreed to by the parties.
2. PERFORMANCE OBLIGATION: Seller agrees to sell and deliver, and Buyer agrees to receive and purchase the Contract Quantity for a particular transaction in accordance with the terms of the Contract. Sales and purchases will be on a Firm or Interruptible basis, as agreed to by the parties in a transaction. The sole and exclusive remedy of the Buyer in the event of a breach by Seller on any day(s) of a Firm obligation to deliver gas shall be recovery of the following: (i) payment by Seller to Buyer in an amount equal to the positive difference, if any, between the purchase price paid by Buyer (using commercially reasonable efforts to obtain gas or an alternate fuel if elected by Buyer and replacement Gas is not available at a price reasonable for the delivery area, consistent with: the amount of notice provided by Seller; the immediacy of the Buyer's gas consumption needs; the quantities involved; and the anticipated length of failure by Seller) and the Contract Price, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller for such Day(s); or (ii) in the event that Buyer has used commercially reasonable efforts to replace the gas, and no such replacement is available, then the sole and exclusive remedy of the Buyer shall be any unfavorable difference between the Contract Price and the Henry Hub midpoint price listed in Gas Daily multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller for such Day(s).   The sole and exclusive remedy of the Seller in the event of a breach by Buyer of a Firm obligation to receive gas on any day(s) shall be limited to the payment by Buyer to Seller in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the Henry Hub midpoint price listed in Gas Daily from the Contract Price.
3. TRANSPORTATION, NOMINATIONS AND IMBALANCES: Seller shall have the sole responsibility for transporting the gas to the Delivery Point. Buyer shall have the sole responsibility for transporting the gas from the Delivery Point. The parties shall coordinate their nomination activities, giving sufficient notice to meet the deadlines of the affected transporter(s); "Transporter(s)" shall mean all Gas gathering or pipeline companies, utilities or local distribution companies, acting in the capacity of a transporter, transporting Gas for Seller or Buyer upstream or downstream, respectively, of the Delivery Point pursuant to this Base Contract; of the gas to be delivered and purchased each Day. Should either party become aware that actual deliveries at the Delivery Point are greater or less than the quantity of gas confirmed by the transporter(s) for movement, transportation or management (the "Scheduled Gas"), such party shall promptly notify the other party. The parties shall use commercially reasonable efforts to avoid imposition of any fees, penalties, cash‑outs, costs (including but not limited to costs of purchased or borrowed gas) or other charges (in cash or in kind) assessed by any transporter(s) for the failure to comply with or to satisfy: (i) any nomination or usage requirements or (ii) daily and/or monthly imbalance, or (iii) any directive by any transporter(s) to revise nominations or scheduling ("Imbalance Charges"). Buyer shall promptly communicate to Seller any notification or directive by any transporter(s) of potential or effective Imbalance Charges. Any Imbalance Charges resulting from failure to timely communicate and/or comply with such notification or directive shall be the responsibility of the party whose failure caused the imbalance. If the Imbalance Charges were incurred as a result of Buyer's receipt of quantities of Gas greater than or less than the Scheduled Gas, then Buyer shall pay for such Imbalance Charges or reimburse Seller for such Imbalance Charges paid by Seller. If the Imbalance Charges were incurred as a result of Seller's delivery of quantities of Gas greater than or less than the Scheduled Gas, then Seller shall pay for such Imbalance Charges or reimburse Buyer for such Imbalance Charges paid by Buyer. Without limiting the generality of the foregoing provisions of this paragraph 3, and for the avoidance of doubt, the parties acknowledge that sharp changes in available pipeline capacity may occur with little or no notice on one or more transporters that move, transport or manage gas purchased and sold hereunder resulting from pipeline capacity allocations, operational flow orders ("OFO"), pipeline interconnect problems, unscheduled maintenance or other similar causes. In such event, the parties shall use reasonable efforts to avoid the imposition of Imbalance Charges; however, Buyer shall reimburse Seller if such Imbalance Charges are incurred by or imposed upon Seller notwithstanding the Seller's exercise of reasonable efforts to avoid such charges by revising nominations or by otherwise rescheduling the quantities to be delivered to or for the account of Buyer hereunder. Seller shall leave the ability to utilize alternate transportation; however, Seller shall not pass through resulting incremental transportation charges or avoided transportation charges to Buyer.
4. QUALITY AND MEASUREMENT: All gas delivered by Seller shall meet the pressure, quality and heat content requirements of the receiving transporter. The unit of quantity measurement for purposes of this Contract shall be one MMBtu dry. Measurement of gas' quantities shall be in accordance with the established procedures of the receiving transporter.
5. TAXES. Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges, .imposed by any government authority ("Taxes") on or with respect to the gas prior to the Delivery Point(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the gas at the Delivery Point(s) and all Taxes after the Delivery Point(s). Notwithstanding the foregoing, Buyer agrees to reimburse Seller for any additional, or any increase in, any sales, use, utility, utility receipts, gross receipts or similar tax imposed in the future by any taxing or other governmental authority with respect to the sale, use, or transportation of the gas sold pursuant to this Agreement. If a party is required to remit or pay Taxes that are the other party's responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.
6. BILLINGS AND PAYMENTS: Seller shall invoice Buyer by mail or electronically via fax or e‑mail on or before the fifteenth (15th) day of each month for actual quantities delivered by Seller and received by Buyer in the prior month. If actual quantities cannot be determined by the billing date, Seller shall invoice, and Buyer shall pay, based on the quantity of Scheduled Gas. Buyer will pay Seller's invoice, whether based on actual deliveries or Scheduled Gas, by wire transfer within ten (10) days after receipt of Seller's invoice, or by the twenty‑fifth (25th) day of the month immediately following the month of delivery, whichever is later. Seller shall notify Buyer of any necessary adjustments to volumes on the next succeeding invoice. If a payment date falls on a day that is not a Business Day, payment will be made on the next Business Day. If Buyer fails to pay amounts due Seller when same is due, interest shall accrue at the lesser of (i) the prime rate of interest as published from time to time by the Chase Manhattan Bank, New York plus two percent (2%) from the date that such payment is due until the same is paid; or (ii) the maximum applicable lawful interest rate. Buyer agrees to pay all collection costs, including reasonable attorney's fees and court costs, incurred by Seller in collecting such past due amounts. Seller, in addition to other remedies available, may suspend performance until all past due amounts, late payment charges, and collection costs are paid. Buyer and Seller agree to net all undisputed amounts due and owing, and/or past due, arising under this Contract such that the party owing the greater amount shall make a single payment of the net amount to the other in accordance with this Section. Payments required to be made pursuant to the terms of any adequate assurance or credit support obligations shall not be subject to netting under this Contract.

7. TITLE, WARRANTY, AND INDEMNITY: Unless otherwise specifically agreed, title to the gas shall pass from Seller to Buyer at the Delivery Point(s). Seller shall have responsibility for and assume any liability with respect to the gas prior to its delivery to Buyer at the Delivery Point(s). Buyer shall have responsibility for and any liability with respect to said gas after its delivery to Buyer at the Delivery Point(s). Seller warrants that it will have the right to convey and will transfer good and merchantable title to all gas sold hereunder and delivered by it to Buyer, free and clear of all liens, encumbrances, and claims. EXCEPT AS PROVIDED IN THIS SECTION, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE, ARE DISCLAIMED. SELLER AGREES TO INDEMNIFY BUYER AND SAVE IT HARMLESS FROM ALL LOSSES, LIABILITIES OR CLAIMS INCLUDING REASONABLE ATTORNEYS' FEES AND COSTS OF COURT ("CLAIMS"), FROM ANY AND ALL PERSONS, ARISING FROM OR OUT OF CLAIMS OF TITLE, PERSONAL INJURY OR PROPERTY DAMAGE FROM SAID GAS OR OTHER CHARGES THEREON WHICH ATTACH BEFORE TITLE PASSES TO BUYER (EXCEPT TO THE EXTENT SUCH INJURIES AND DAMAGE ARE CAUSED BY THE NEGLIGENCE OF BUYER). BUYER AGREES TO INDEMNIFY SELLER AND SAVE IT HARMLESS FROM ALL CLAIMS, FROM ANY AND ALL PERSONS, ARISING FROM OR OUT OF CLAIMS REGARDING PAYMENT, PERSONAL INJURY OR PROPERTY DAMAGE FROM SAID GAS OR OTHER CHARGES THEREON WHICH ATTACH AFTER TITLE PASSES TO BUYER (EXCEPT TO THE EXTENT SUCH INJURIES AND DAMAGE ARE CAUSED BY THE NEGLIGENCE OF SELLER).
8. FINANCIAL RESPONSIBILITY: If Seller has reasonable grounds for insecurity regarding the performance of any obligation under the Contract (whether or not then due) by the Buyer (including, without limitation, the occurrence of a material change in the creditworthiness of Buyer), Seller may demand Adequate Assurance of Performance. "Adequate Assurance of Performance" shall mean sufficient security in the form, amount and for the term reasonably acceptable to Seller, including, but not limited to, a standby irrevocable letter of credit, a prepayment, a security interest in an asset or a performance bond or guaranty (including the issuer of any such security).
9. DEFAULT: If Buyer or its guarantor shall: (i) make an assignment or any general arrangement for the benefit of creditors; (ii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iii) otherwise become bankrupt or insolvent (however evidenced); (iv) be unable to pay its debts as they fall due; (v) have a receiver, provisional liquidator, conservator, custodian, trustee or other similar official appointed with respect to it or substantially all of its assets; (vi) fail to give Adequate Assurances of Performance as required herein within 2 Business Days of a written request by Seller; or (vii) not have paid any amount due hereunder on or before the second Business Day following written notice that such payment is due; then the Seller shall have the right, at its sole election, to immediately withhold and/or suspend deliveries or payments upon notice and/or to terminate this Contract, in the manner provided in Section 10, in addition to any and all other remedies available hereunder. Without limiting the applicability of any other provision of the U.S. Bankruptcy Code as amended (the "Bankruptcy Code") (including without limitation Sections 362, 546, 556, and 560 thereof and the applicable definitions in Section 101 thereof), the parties acknowledge and agree that all Transaction Confirmations and Recordings entered into hereunder will constitute "forward contracts" or "swap agreements" as defined in Section 101 of the Bankruptcy Code, that the rights of the parties under Section 9 of this Agreement will constitute contractual rights to liquidate Transactions, that any margin or collateral provided under any margin, collateral, security, or similar agreement related hereto will constitute a "margin payment" as defined in Section 101 of the Bankruptcy Code, and that the parties are entitled to the rights under, and protections afforded by, Sections 362, 546, 556, and 560 of the Bankruptcy Code.
10. EARLY TERMINATION DAMAGES: If this Contract is terminated by either party, Seller shall determine, in good faith and in a commercially reasonable manner: (i) the amount owed to Seller (whether or not then due) for which payment has not yet been made, and (ii) the Market Value, as defined below, of all transactions under the Contract. Seller shall liquidate and accelerate this Contract and each terminated transaction at its Market Value so that each amount equal to the difference between such Market Value and the Contract Value, as defined below shall be due to the Seller.  "Contract Value" means the amount of gas remaining to be delivered or purchased under this Contract and any transactions) multiplied by the Contract Price, and "Market Value" means the amount of gas remaining to be delivered or purchased under this Contract and any transactions) multiplied by the market price for a similar transaction at the Delivery Point determined by Seller in a commercially reasonable manner. To ascertain the Market Value, Seller may consider, among other valuations, any or all of the settlement prices of NYMEX Gas futures contracts, quotations from leading dealers in energy swap contracts or physical gas trading markets, similar sales or purchases and any other bona fide third‑party offers, all adjusted for the length of the term and differences in transportation costs. Seller shall not be required to enter into a replacement agreement or transaction(s) in order to determine the Market Value. Any extension(s) of the term of a transaction to which parties are not bound as of the termination date (including but not limited to "evergreen provisions") shall not be considered in determining Contract Values and Market Values.  For the avoidance of doubt. any option pursuant to which one party has the right to extend the term of a transaction shall be considered in determining Contract Values and Market Values. The rate of interest used in calculating net present value shall be determined by Seller in a commercially reasonable manner. Seller shall give Buyer written notice of the amount, including reasonable detail of calculations, and Buyer shall pay the amount within 20 (twenty) days of receipt of such notice
11. FORCE MAJEURE: Except with regard to a party's obligation to make payment(s) and Imbalance Charges due hereunder, neither party shall be liable to the other for failure to perform a Firm obligation; to the extent such failure was caused by Force Majeure. The term "Force Majeure" as employed herein means any cause not reasonably within the control of the party claiming suspension, including (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iii) interruption and/or curtailment of Firm transportation (including in‑path and out‑of‑path transportation) and/or storage by Transporters; (iv) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections or wars; and (v) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a governmental authority having jurisdiction. Seller and Buyer shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance. Neither party shall be entitled to the benefit of the provisions of Force Majeure if the party claiming excuse failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch. The party whose performance is prevented by Force Majeure must provide Notice to the other patty. Initial Notice may be given orally; however. written Notice with reasonably full particulars of the event or occurrence is required as soon as reasonably possible. Upon providing written Notice of Force Majeure to the other party, the affected party will be relieved of its obligation, from the onset of the Force Majeure event, to make or accept delivery of Gas. as applicable, to the extent and for the duration of Force Majeure, and neither party shall be deemed to have failed in such obligations to the other during such occurrence or event.
12. TERM: This Contract may be terminated on 60 (sixty) days written notice, but shall remain in effect until the expiration of the latest Delivery Period of any transaction(s). Notwithstanding the foregoing, the rights of either party to make adjustments pursuant to Sections 6 or 16 hereof, the obligation of either party to indemnify the other, the netting rights of the parties, and the obligation to make any and all payments hereunder shall survive termination of this Contract or any transaction.
13. LIMITATIONS: FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY. A PARTY'S LIABILITY HEREUNDER SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A TRANSACTION, A PARTY'S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.
14. APPLICABLE LAW, REGULATIONS, OR TARIFFS: This Contract is subject to all existing and future legislation, governmental laws, orders, directives, rules, regulations, and tariffs (including without limitation those applying to the maximum price which may be charged for the sale of gas) issued by any regulatory body or transporter(s) having jurisdiction hereunder. In the event any regulatory body directly or indirectly asserts jurisdiction over the sale, purchase, or transportation of gas hereunder, then either party shall have the right to contest the validity of such law, order, rule, or regulation and neither acquiescence therein or compliance therewith for any period of time, nor any other provision contained herein, shall be construed as a waiver of such right. Buyer agrees to reimburse Seller for any increase in tariffs) imposed in the future by any regulatory authority or transporter(s) with respect to the sale, use, or transportation of the natural gas sold pursuant to this Agreement.
15. ASSIGNMENT: No assignment of this Contract or of any right or obligation hereunder shall be made without written consent of the other party, which consent shall not be unreasonably withheld or delayed. Change of control or ownership, merger or recapitalization of either party shall not be considered an assignment.
16. ADJUSTMENT RIGHT: Either party shall have the right at all reasonable times to examine the records of the other to the extent necessary to verify the accuracy of any statement, charge or computation made under or pursuant to any provision of this Contract. The parties agree to cooperate and to negotiate any dispute with transporter(s) on errors in measurement or reporting. Either party may request and will receive payment for any verifiable statement adjustment within two (2) years of any statement.
17. NOTICES: All Transaction Confirmations, invoices, payments, notices of force majeure and other communications ("Notices") shall be made to the addresses specified in writing by the respective parties from time to time. All Notices required hereunder may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail or hand delivered. Notice shall be given when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile shall be deemed to have been received upon the sending party's receipt of its facsimile machine's confirmation of successful transmission. If the day on which such facsimile is received is not a Business Day or is after five p.m. on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day. Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving patty. Notice via first class mail shall be considered delivered five (5) Business Days after mailing.
18. PRICING: Buyer has the option to lock‑in the price for specified quantities, not to exceed the Contract Quantity, at a mutually agreeable price.
19. MISCELLANEOUS: If any provision in this Contract is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Contract. This Contract sets forth all understandings between the parties respecting each transaction subject hereto, and any prior contracts, understandings and representations, whether oral or written, relating to such transactions are merged into and superseded by this Contract and any effective transaction(s). This Contract may be amended only by a writing executed by both parties.  Each Party acknowledges and agrees that, for purposes of this Agreement, the other Party is not a "utility" as such term is used in Section 366 of the Bankruptcy Code, and each Party agrees to waive and not to assert the applicability of the provisions of Section 366 in any bankruptcy proceeding wherein such Party is a debtor. In any such proceeding, each Party further agrees to waive the right to assert that the other Party is a provider of last resort.
20. ENFORCEABILITY: Each Party represents and warrants that it has full and complete authority to enter into and perform its obligations under this Agreement and that this Agreement constitutes a legal, valid and binding obligation of that Party; enforceable against it in accordance with its terms, except as such enforceability may be affected by any bankruptcy law or the application of principles of equity. Each person who executes this Agreement on behalf of either party represents and warrants that it has full and complete authority to do so and that such party will be bound thereby.

EXHIBIT A

Atmos Energy Marketing, LLC                   TRANSACTION CONFIRMATION
13430 Northwest Freeway, Suite 400, Houston, TX 77040        FOR IMMEDIATE DELIVERY

Date:		Transaction Confirmation #:
Seller:	Atmos Energy Marketing, LLC	Buyer:	Delta Natural Gas Company Inc.
	2000 Warrington Way, Suite 230		3617 Lexington Road
	Louisville, KY 40222		Winchester, KY 40391-9797
Attn:	Trevor Atkins	Attn:	Brian Ramsey
Phone:	502-326-1381	Phone:	(859) 744-6171 Ext. 158
Fax:	502-326-1411	Fax:	(859) 744-3623
Email:	trevor.atkins@atmosenergy.com	Email:	bramsey@deltagas.com

Delivery Period:                         Begin:                                            May 1, 2010     End:          April 30, 2011
Transporter:                                     TETCO
Service Level:                                Firm
Delivery Point:                               73131 and 73196
(If a pooling point is used, list a specific geographic location and pipeline location)
Begin Flow Date	End Flow Date	Contract Quantity MMBtus/Day	Contract Price (US$/MMBtu)

May 1, 2010	Aril 30, 2011	Up to 1,000	NYMEX Last Day Settle	TETCO ELA- M2	$0.38

Special Conditions: 1) At the expiration of the Delivery Period, this Transaction Confirmation shall automatically extend for twelve (12) successive months unless terminated on sixty (60) days written notice by either party.

This Transaction Confirmation constitutes and confirms an agreement by the parties to sell and purchase gas in accordance with the terms described herein and is subject to the Base Contract for Sale and Purchase of Natural Gas between Seller and Buyer.

Please confirm that the foregoing correctly sets forth the terms of our agreement with respect to this transaction by signing in the space provided below and returning a copy of the executed confirmation to us. Your failure to execute and return this confirmation or to advise us of any errors by the time specified in the Base Contract or in the NAESB, or, if not so specified, before the gas begins to flow, shall constitute your acceptance of these terms.

Page l of 2

AGREED TO AND ACCEPTED: SELLER                    AGREED TO AND ACCEPTED: BUYER

Atmos Energy Marketing, LLC                                Delta Natural Gas Company, Inc.

By: /s/Rob Ellis                                              By: /s/Brian Ramsey

By: /s/Brian Ramsey
           Printed Name:  Brian Ramsey
Printed Name:

Title:                                                      Title: VP – Transmission & Gas Supply

SYMBOLS: Unless expressly provided otherwise all prices are per MMBtu of gas. "GD" means Gas Daily ® Midpoint or Index, as applicable, for the applicable delivery day for the specified location. "IF" means Inside F.E.R.C.s Gas Market Report, Index, first publication for the month, for the delivery month for the specified location. "NGW" means Natural Gas Week ®. "NGI" means Natural Gas Intelligence. "NYMEX" means New York Mercantile Exchange. "KCBOT" means Kansas City Board of Trade.